FREE WRITING PROSPECTUS Dated February 18, 2016	Filed Pursuant to Rule 433 Registration No. 333-204844 Registration No. 333-204844-02

ALLY AUTO RECEIVABLES TRUST 2016-2

Issuing Entity

$966,130,000 Asset Backed Notes, Class A

$21,490,000 Asset Backed Notes, Class B

$17,910,000 Asset Backed Notes, Class C

$13,300,000 Asset Backed Notes, Class D

ALLY AUTO ASSETS LLC

Depositor

ALLY BANK

Sponsor

ALLY FINANCIAL INC.

Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus dated February 18, 2016, which describes the Class A-1, Class A-2, Class A-3, Class A-4 Notes, Class B Notes, Class C Notes and Class D Notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the Class A-1, Class A-2, Class A-3, Class A-4 Notes, Class B Notes, Class C Notes or Class D Notes.

Ratings

We will not issue the notes offered by the prospectus unless:

•	the Class A-1 Notes are rated in the highest rating category for short-term (A-1+ (sf)/F1+sf) obligations by Standard & Poor’s Ratings Services (“Standard & Poor’s”) and Fitch Ratings, Inc. (“Fitch”),

•	the Class A-2, Class A-3 and Class A-4 Notes are rated in the highest rating category for long-term (AAA (sf)/AAAsf) obligations by Standard & Poor’s and Fitch,

•	the Class B Notes are rated at least in the second highest rating category for long-term (AA (sf)/AAsf) by Standard & Poor’s and Fitch,

•	the Class C Notes are rated at least in the third highest rating category for long-term (A (sf)/Asf) by Standard & Poor’s and Fitch, and

•	the Class D Notes are rated at least in the fourth highest rating category for long-term (BBB (sf)/BBBsf) by Standard & Poor’s and Fitch.

Other Fees and Expenses

The following table describes the compensation payable to Standard & Poor’s and Fitch for providing an initial rating and five years of surveillance of the notes.

Standard & Poor’s Fee	$228,750
Fitch Fee	$242,500

Barclays	BofA Merrill Lynch	J.P. Morgan	SOCIETE GENERALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.